                                                                    Exhibit 10.2

Certain resolutions of the Board of Directors of Parametric Technology Corporation adopted at a meeting held on February 15, 2001 amending the Parametric Technology 1997 Incentive Stock Option Plan and merging it with and into the Parametric Technology Corporation 2000 Equity Incentive Plan.


RESOLVED: That the Company's 1997 Incentive Stock Option Plan ("1997 --------- Plan") is hereby amended and merged with and into the 2000 Equity
          Incentive Plan ("Equity Plan"), so that:

          (i) all shares of the Company's common stock heretofore available for issuance under the 1997 Plan shall be available for issuance under and on the terms of the Equity Plan; and

          (ii) if any option in respect of shares of common stock originally issued under the 1997 Plan expires or is terminated unexercised or is forfeited, the shares subject to such option, to the extent of such expiration, termination or forfeiture, shall thereafter be available for award under the Equity Plan;

          provided that:

          (i) the rights and privileges of holders of outstanding options under the 1997 Plan shall continue to be governed by the terms of the 1997 Plan as in effect immediately before this merger (as such options may be amended from time to time hereafter in accordance with the amendment provisions applicable thereto); and

          (ii) no shares heretofore available for issuance under the 1997 Plan and no such shares that become available as a result of expiration, termination or forfeiture of an option heretofore granted under the 1997 Plan shall be issued under the Equity Plan
          (a) to persons of any class not eligible to receive grants under the 1997 Plan as in effect immediately before this merger or (b) in the form of any type of award other than stock options.